EXHIBIT 2

AGREEMENT AND PLAN OF MERGERS

BETWEEN

HERITAGE FINANCIAL CORPORATION

AND

HERITAGE BANK

AND

WESTERN WASHINGTON BANCORP

AND

WASHINGTON STATE BANK, NATIONAL ASSOCIATION

DATED AS OF JANUARY 24, 2006

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5.7	REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION	25
5.8	AFFILIATE AGREEMENTS	25
5.9	CERTAIN POLICIES OF WWB AND WSB	25
5.10	STATE TAKEOVER LAW	25
5.11	NO RIGHTS TRIGGERED	25
5.12	SHARES LISTED	25
5.13	REGULATORY APPLICATIONS	25
5.14	REGULATORY DIVESTITURES	26
5.15	CURRENT INFORMATION	26
5.16	INSURANCE	26
5.17	POST-MERGER ACTIONS	26
5.18	CERTAIN ACTIONS	26
5.19	BENEFIT PLANS	27

ARTICLE VI.	CONDITIONS TO CONSUMMATION OF THE MERGERS	28

6.1	CONDITIONS TO EACH PARTY’S OBLIGATIONS	28
6.2	CONDITIONS TO OBLIGATIONS OF HERITAGE	28
6.3	CONDITIONS TO OBLIGATIONS OF WWB AND WASHINGTON STATE BANK	30

ARTICLE VII.	TERMINATION	31

7.1	TERMINATION	31
7.2	EFFECT OF TERMINATION	32

ARTICLE VIII.	OTHER MATTERS	32

8.1	SURVIVAL	32
8.2	AMENDMENT	33
8.3	EXTENSION; WAIVER	33
8.4	COUNTERPARTS	33
8.5	GOVERNING LAW	33
8.6	EXPENSES	33
8.7	CONFIDENTIALITY	33
8.8	NOTICES	33
8.9	ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES	34
8.10	HEADINGS	34

EXHIBITS

Exhibit A	Voting Agreement
Exhibit B	Director’s Agreement
Exhibit C	Affiliate Agreement
Exhibit D	Legal Opinion of Keller Rohrback, L.L.P.
Exhibit E	Non-Competition/Non-Solicitation Agreement of L. Anthony Tebeau
Exhibit F	Non-Solicitation Agreement of Paula Vinson
Exhibit G	Legal Opinion of Gerrish McCreary Smith, PC
Exhibit H	Illustrative Calculations of Per Share Consideration

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AGREEMENT AND PLAN OF MERGERS

THIS AGREEMENT AND PLAN OF MERGERS, dated as of the 24th day of January, 2006 (this “Agreement”), is between HERITAGE FINANCIAL CORPORATION (“Heritage”), HERITAGE BANK, WESTERN WASHINGTON BANCORP (“WWB”) and WASHINGTON STATE BANK, NATIONAL ASSOCIATION (“WSB”).

RECITALS

(A) HERITAGE. Heritage is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Olympia, Washington. Heritage is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of December 31, 2005, Heritage had capital of $66,120,000, divided into common stock of $ 17,606,000, comprehensive income, unearned compensation and dividends to be distributed of $1,833,000, and retained earnings of $ 50,347,000. As of the Execution Date, Heritage has 15,000,000 authorized shares of common stock, no par value per share (“Heritage Common Stock”), of which 6,241,000 shares of Heritage Common Stock are issued and outstanding.

(B) HERITAGE BANK. Heritage Bank is a banking corporation duly organized and existing in good standing under the laws of the State of Washington. As of the Execution Date, Heritage Bank has 10,000,000 authorized shares of common stock, $1.00 par value per share (“Heritage Bank Common Stock”) (no other class of capital stock being authorized), of which 1,809,616 shares are issued and outstanding and owned by Heritage, the sole shareholder of Heritage Bank.

(C) WWB. WWB is a corporation duly organized and existing in good standing under the laws of the State of Washington, with its principal executive offices located in Federal Way, Washington. WWB is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. As of the Execution Date, WWB has 1,000,000 authorized shares of common stock, no par value per share (“WWB Common Stock”), of which 167,392 shares of WWB Common Stock are issued and outstanding, no other class of capital stock being authorized. As of December 31, 2005, WWB had total shareholders’ equity of $3,787,810, divided into surplus of $2,996,059, retained earnings of $711,675 and accumulated other comprehensive loss of ($87,316). As of the Execution Date, WWB has 24,000 shares of WWB Common Stock reserved for issuance under Employee and Director Stock Option Plans (“WWB Options”) pursuant to which options covering 15,298 shares of WWB Common Stock are outstanding.

(D) WSB. WSB is a national banking association duly organized and existing in good standing under the laws of the United States. As of the Execution Date, WSB has 1,000,000 authorized shares of common stock, $1 par value per share (“WSB Common Stock”) (no other class of capital stock being authorized), of which 417,500 shares of WSB Common Stock are issued and outstanding. All of the issued and outstanding shares of WSB Common Stock are owned by WWB, the sole shareholder of WSB.

(E) VOTING AND RELATED AGREEMENTS. As a condition and an inducement to Heritage’s and Heritage Bank’s willingness to enter into this Agreement, (i) the directors and executive officers of WSB and WWB have entered into agreements in the forms attached to this Agreement as EXHIBIT A pursuant to which, among other things, such individuals have agreed to vote their shares of WWB Common Stock in favor of approval of the actions contemplated by this Agreement at the Meeting (as defined below), (ii) the outside directors of WSB and WWB have entered into agreements in the forms attached to this Agreement as EXHIBIT B, pursuant to which, among other things, such individuals have agreed to refrain from competing with Heritage and Heritage Bank, and (iii) and WWB executives L. Anthony Tebeau and Paula Vinson have entered into agreements in the forms attached to this Agreement as, respectively, EXHIBIT E and EXHIBIT F, pursuant to which, among other things, Mr. Tebeau has agreed to refrain from competing with Heritage and Heritage Bank, and Ms. Vinson has agreed to refrain from soliciting business from Heritage and Heritage Bank.

(F) RIGHTS, ETC. Except as Previously Disclosed (as defined below) in SCHEDULE 4.1(C), or paragraphs (C) and (D) of the Recitals to this Agreement, or as authorized by this Agreement, there are no shares of capital stock of WWB or WSB authorized and reserved for issuance; neither WWB nor WSB has any Rights (as defined below) issued or outstanding; and neither WWB nor WSB has any commitment to authorize, issue or sell any such shares or any Rights. The term “Rights” means securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock. There are no preemptive rights with respect to WWB Common Stock.

(G) APPROVALS. At meetings of the respective Boards of Directors of WWB, WSB, Heritage and Heritage Bank, each such Board has approved and authorized the execution of this Agreement in counterparts.

In consideration of their mutual promises and obligations, the Parties further agree as follows:

DEFINITIONS

(A) DEFINITIONS. Capitalized terms used in this Agreement have the following meanings:

“ACQUISITION AGREEMENT” has the meaning assigned to such term in Section 7.1(G).

“ACQUISITION PROPOSAL” has the meaning assigned to such term in Section 5.18(D)(1).

“AGREEMENT” means this Agreement and Plan of Mergers, together with all Exhibits and Schedules annexed to, and incorporated by specific reference, as a part of this Agreement.

“APPRAISAL LAWS” has the meaning assigned to such term in Section 1.5.

“ASSET CLASSIFICATION” has the meaning assigned to such term in Section 4.1(T).

“BANK MERGER” has the meaning assigned to such term in Section 1.2(A).

“BUSINESS DAY” means any day other than a Saturday, Sunday, or legal holiday in the State of Washington.

“CODE” has the meaning assigned to such term in Section 4.1(Q)(2).

“COMPENSATION AND BENEFIT PLANS” has the meaning assigned to such term in Section 4.1(Q)(1).

“CONTINUING CORPORATION” has the meaning assigned to such term in Section 1.1(A).

“CORPORATE MERGER” has the meaning assigned to such term in Section 1.1(A).

“DEPARTMENT” means the Department of Financial Institutions of the State of Washington.

“DERIVATIVES CONTRACT” means an exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other contract that (1) is not included on the balance sheet of the WWB Financial Reports or the Heritage Financial Reports, as the case may be, and (2) is a derivative contract (including various combinations thereof).

“DISSENTING SHARES” means the shares of WWB Common Stock held by those shareholders of WWB who have timely and properly exercised their dissenters’ rights in accordance with the Appraisal Laws.

“EFFECTIVE DATE” means, unless the parties agree upon another date, the first Business Day after the fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) required by, Article VI.

“ELIGIBLE WWB COMMON STOCK” means shares of WWB Common Stock other than Dissenting Shares.

“ENVIRONMENTAL LAW” means (1) any federal, state, and/or local law, statute, ordinance, rule, regulation, code, license, permit, order, judgment, decree, injunction or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect, including the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and (2) any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material.

“ERISA” has the meaning assigned to such term in Section 4.1(Q)(2).

“ERISA AFFILIATE” has the meaning assigned to such term in Section 4.1(Q)(3).

“ERISA PLANS” has the meaning assigned to such term in Section 4.1(Q)(2).

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated under such statute.

“EXCHANGE AGENT” has the meaning assigned to such term in Section 2.1.

“EXECUTION DATE” means the last date on which this Agreement is executed by each of the Parties hereto.

“FDIC” means the Federal Deposit Insurance Corporation.

“FINANCIAL REPORTS” has the meaning assigned to such term in Section 4.1(H).

“FEDERAL RESERVE BOARD” means the Board of Governors of the Federal Reserve System.

“HERITAGE” has the meaning assigned to such term in the first paragraph of this Agreement.

“HERITAGE AVERAGE CLOSING PRICE” means the average closing price of Heritage Common Stock (rounded to four decimals) as reported on the website of www.nasdaq.com for the thirty (30) trading day period prior to the three (3) trading days immediately preceding the Effective Date.

“HERITAGE BANK COMMON STOCK” has the meaning assigned to such term in paragraph (B) of the Recitals.

“HERITAGE FINANCIAL REPORTS” has the meaning assigned to such term in Section 4.2(H).

“HERITAGE INITIAL AVERAGE CLOSING PRICE” means the average closing price of Heritage Common Stock (rounded to four decimals) as reported on the website of www.nasdaq.com for the thirty (30) trading day period prior to the three (3) trading days immediately preceding the Execution Date, calculated at $24.3741 per share.

“HERITAGE TRANSACTION” means: (1) a merger, consolidation or similar transaction involving Heritage, where Heritage is not the corporation surviving such transaction or where a change of control of Heritage is otherwise effected, (2) the disposition, by sale, lease, exchange or otherwise, of assets or deposits of Heritage or any of its significant subsidiaries representing in either case 25% or more of the consolidated assets or deposits of Heritage and its subsidiaries, or (3) the issuance, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transaction) of securities representing 25% or more of the voting power of Heritage or any of its significant subsidiaries other than the issuance of Heritage Common Stock upon the exercise of outstanding options or the conversion of outstanding convertible securities of Heritage.

“GAAP” means generally accepted accounting principles consistently applied.

“HAZARDOUS MATERIAL” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous under any Environmental Law, whether by type or quantity, including any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“LOAN/FIDUCIARY PROPERTY” means any property owned or controlled by WWB or any of its Subsidiaries or in which WWB or any of its Subsidiaries holds a security or other interest, and, where required by the context, includes any such property where WWB or any of its Subsidiaries constitutes the owner or operator of such property, but only with respect to such property.

“MATERIAL ADVERSE EFFECT” means, with respect to any Party to this Agreement, an event, occurrence or circumstance that (a) has or is reasonably likely to have a material adverse effect on the financial condition, results of operations, business or prospects of such Party and its Subsidiaries, taken as a whole, or (b) would materially impair such Party’s ability to perform its obligations under this Agreement or the consummation of any of the transactions contemplated by this Agreement.

“MEETING” has the meaning assigned to such term in Section 5.2.

“MERGERS” means the merger of WWB with and into Heritage, and WSB with and into Heritage Bank.

“MULTIEMPLOYER PLANS” has the meaning assigned to such term in Section 4.1(Q)(2).

“NASDAQ” means the National Association of Securities Dealers Automated Quotations system.

“OCC” means the Office of the Comptroller of the Currency.

“PARTICIPATION FACILITY” means any facility in which WWB or any of its Subsidiaries participates in the management and, where required by the context, includes the owner or operator of such facility.

“PARTY” means a party to this Agreement.

“PENSION PLAN” has the meaning assigned to such term in Section 4.1(Q)(2).

“PERSON” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental body, or other entity.

“PREVIOUSLY DISCLOSED” means information provided by a Party in a Schedule that is delivered by that Party to the other Party contemporaneously with the execution of this Agreement.

“PROXY STATEMENT” has the meaning assigned to such term in Section 5.2.

“REGISTRATION STATEMENT” has the meaning assigned to such term in Section 5.2.

“REGULATORY AUTHORITIES” means federal or state governmental agencies, authorities or departments charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits.

“REPRESENTATIVES” has the meaning assigned to such term in Section 5.18(A).

“RCW” means the Revised Code of Washington, as amended.

“RIGHTS” has the meaning assigned to such term in paragraph (F) of the Recitals to this Agreement.

“SECURITIES ACT” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated under such statute.

“SEC” means the Securities and Exchange Commission.

“SUBSIDIARY” means, with respect to any entity, each partnership, limited liability company, or corporation the majority of the outstanding partnership interests, membership interests, capital stock or voting power of which is (or upon the exercise of all outstanding warrants, options and other rights would be) owned, directly or indirectly, at the time in question by such entity.

“SUPERIOR PROPOSAL” has the meaning assigned to such term in Section 5.18(D)(2).

“TAX RETURNS” has the meaning assigned to such term in Section 4.1(AA).

“TAXES” means federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the respective Party or its Subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“TERMINATION FEE AMOUNT” has the meaning assigned to such term in Section 7.2(B).

“THIRD PARTY” means a person within the meaning of Sections 3(a)(9) and 13(d)(3) of the Exchange Act, excluding: (1) WWB or any Subsidiary of WWB, and (2) Heritage or any Subsidiary of Heritage.

“WSB” has the meaning assigned to such term in the first paragraph of this Agreement.

“WSB COMMON STOCK” has the meaning assigned to such term in paragraph (D) of the Recitals.

“WSB FINANCIAL REPORTS” has the meaning assigned to such term in Section 4.1(H).

“WWB COMMON STOCK” has the meaning assigned to such term in paragraph (C) of the Recitals.

“WWB FINANCIAL REPORTS” has the meaning assigned to such term in Section 4.1(H).

“WWB OPTION” has the meaning assigned to such term in paragraph (C) of the Recitals.

(B) GENERAL INTERPRETATION. Except as otherwise expressly provided in this Agreement or unless the context clearly requires otherwise, the terms defined in this Agreement include the plural as well as the singular; the words “hereof”, “herein”, “hereunder”, “in this Agreement” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and references in this Agreement to Articles, Sections, Schedules, and Exhibits refer to Articles and Sections of and Schedules and Exhibits to this Agreement. Unless otherwise stated, references to Subsections refer to the Subsections of the Section in which the reference appears. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “stockholder” or “stockholders” shall be deemed to include the words “shareholder” or “shareholders” and vice versa, and the word “stock” shall be deemed to include the word “share” or “shares” and vice versa. All pronouns used in this Agreement include the masculine, feminine and neuter gender, as the context requires. All accounting terms used in this Agreement that are not expressly defined in this Agreement have the respective meanings given to them in accordance with GAAP. All Parties will be considered drafters of this Agreement and accordingly any ambiguity shall not be construed against any particular Party.

ARTICLE I. MERGERS

1.1 THE CORPORATE MERGER. Subject to the provisions of this Agreement, on the Effective Date:

(A) CONTINUING CORPORATION. WWB shall be merged with and into Heritage pursuant to the terms and conditions set forth herein (the “Corporate Merger”). Upon consummation of the Corporate Merger, the separate existence of WWB shall cease and Heritage shall continue as the continuing corporation (the “Continuing Corporation”).

(B) ARTICLES, BYLAWS, OFFICERS AND DIRECTORS. The Articles of Incorporation and Bylaws of Heritage, in effect immediately prior to the Effective Date, shall become the Articles of Incorporation and Bylaws of the Continuing Corporation. The directors and officers of Heritage in office immediately prior to the Corporate Merger becoming effective shall be the directors and officers of the Continuing Corporation, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

(C) RIGHTS, ETC. The Continuing Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises of a public as well as of a private nature of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Corporation without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Corporate Merger.

(D) EFFECTS OF THE CORPORATE MERGER. The separate existence of WWB shall cease, and WWB shall be merged with and into Heritage which, as the Continuing Corporation, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged corporations, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Heritage and WWB.

(E) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Heritage and WWB in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Heritage as the Continuing Corporation by virtue of the Corporate Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

(F) ASSUMPTION OF LIABILITIES. The Continuing Corporation shall become and be liable for all debts, liabilities, obligations and contracts of Heritage as well as those of WWB, whether the same shall be matured or un-matured; whether accrued, absolute, contingent or otherwise; and whether or not reflected or reserved against in the balance sheets, other financial statements, books of account or records of Heritage or WWB except as noted in Section 6.2(M).

1.2 THE BANK MERGER. As soon as practicable on or following the Effective Date:

(A) CONTINUING BANK. WSB shall be merged into Heritage Bank (the “Bank Merger”). Upon consummation of the Bank Merger, the separate existence of WSB shall cease and Heritage Bank shall survive as the Continuing Bank.

(B) ARTICLES, BYLAWS, DIRECTORS, OFFICERS. The Articles and Bylaws of the Continuing Bank shall be those of Heritage Bank, as in effect immediately prior to the Bank Merger becoming effective. The directors and officers of Heritage Bank in office immediately prior to the Bank Merger becoming effective shall be the directors and officers of the Continuing Bank, together with such additional directors and officers as may thereafter be elected, who shall hold office until such time as their successors are elected and qualified.

(C) EFFECTS OF THE BANK MERGER. The separate existence of WSB shall cease, and WSB shall be merged with and into Heritage Bank which, as the Continuing Bank, shall thereupon and thereafter possess all of the assets, rights, privileges, appointments, powers, licenses, permits and franchises of the two merged banks, whether of a public or a private nature, and shall be subject to all of the liabilities, restrictions, disabilities and duties of both Heritage Bank and WSB.

(D) RIGHTS, ETC. The Continuing Bank shall thereupon and thereafter possess all of the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the institutions so merged; and all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of the institutions so merged, shall be deemed to be vested in the Continuing Bank without further act or deed; and the title to any real estate or any interest therein, vested in each of such institutions, shall not revert or be in any way impaired by reason of the Bank Merger.

(E) TRANSFER OF ASSETS. All rights, assets, licenses, permits, franchises and interests of Heritage Bank and Washington State Bank in and to every type of property, whether real, personal, or mixed, whether tangible or intangible, shall be deemed to be vested in Heritage Bank as the Continuing Bank by virtue of the Bank Merger becoming effective and without any deed or other instrument or act of transfer whatsoever.

1.3 CONVERSION OF WWB COMMON STOCK. Subject to the provisions of this Agreement, on the Effective Date:

(A) OUTSTANDING WWB COMMON STOCK. Each share of WWB Common Stock issued and outstanding at the Effective Date shall, by virtue of the Mergers, automatically and without any action on the part of the holder of such share, be converted into and exchangeable for the right to receive (1) a number of shares of Heritage Common Stock equal to the Per Share Stock Consideration, plus (2) cash in an amount equal to the Per Share Cash Consideration. The Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the “Per Share Consideration.”

For purposes of this Section 1.3:

“Aggregate Consideration” shall mean the sum of (x) the Total Stock Consideration and (y) the Total Cash Consideration.

“Aggregate Per Share Amount” shall be an amount of $50.90 per WWB common share unless increased to $51.40 per share as provided in Section 1.3(C) hereof, based on the Heritage Initial Average Closing Price of $24.3741 per share.

“Per Share Cash Consideration” shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Total Cash Consideration by the total number of shares of WWB Common Stock outstanding as of the close of business on the Execution Date.

“Per Share Stock Consideration” shall mean the quotient, rounded to the nearest ten-thousandth, obtained by dividing the Total Stock Consideration by the total number of shares of WWB Common Stock outstanding as of the close of business on the Execution Date.

“Total Cash Consideration” shall mean an amount equal to $3,408,101, unless the Aggregate Per Share Amount is modified as provided herein.

“Total Stock Amount” shall mean 209,738 shares of Heritage Common Stock unless modified as provided herein.

“Total Stock Consideration” shall mean the product obtained by multiplying (x) the Total Stock Amount and (y) $24.3741.

(B) In the event that (i) the Heritage Average Closing Price is less than $21.25 but greater than $18.99 then the Aggregate Consideration shall be increased by an amount that represents 75% of the difference between $21.25 and the Heritage Average Closing Price multiplied by the Total Stock Amount, (ii) the Heritage Average Closing Price is less than $19.00 under Section 7.1(J), and Heritage does not elect to terminate this Agreement under Section 7.1(J), Heritage may elect by written notice to WWB to increase the Aggregate Consideration by an additional amount that represents 50% of the difference between $19.00 and the Heritage Average Closing Price multiplied by the Total Stock Amount. The increase in the Aggregate Consideration contemplated by this Section 1.3(B) may be paid in stock, cash or a combination of stock and cash in Heritage’s sole discretion, provided that the Total Stock Consideration paid in the Mergers shall exceed 50% of the Aggregate Consideration. An illustration of the calculations of the Aggregate Consideration and the effect of the foregoing “Cuff” on the Total Stock Consideration is attached as Exhibit H to this Agreement.

(C) In the event that the loans held by WSB Previously Disclosed on Schedule 1.3(C) shall be collected by WSB without loss to WWB and removed from the books of WSB prior to the Effective Date, the Aggregate Per Share Consideration shall be increased to $52.00 per WWB share. The increase in the Aggregate Per Share Consideration contemplated by this Section 1.3(C) shall result in an adjustment to the Aggregate Consideration as calculated in Section 1.3 and the additional funds may be added to the Total Stock Consideration, the Total Cash Consideration or a combination of the Total Stock Consideration and the Total Cash Consideration in Heritage’s sole discretion.

(D) Reserved.

(E) All of the shares of WWB Common Stock converted into the Per Share Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (each a “Certificate”) previously representing any such shares of WWB Common Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive (1) the Per Share Consideration, (2) any dividends and other distributions in accordance with Section 2.2(B) hereof, and (3) any cash to be paid in lieu of any fractional share of Heritage Common Stock in accordance with Section 2.2(E) hereof. Certificates representing Dissenting Shares shall only represent the holder’s right as a dissenting shareholder.

(F) If, between the Execution Date and the Effective Date, the shares of Heritage Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Per Share Consideration.

(G) As of the Effective Date, all shares of WWB Common Stock that are owned, directly or indirectly, by WWB or Heritage or any of their respective Subsidiaries [other than shares of WWB

Common Stock (x) held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties (any such shares, and shares of Heritage Common Stock which are similarly held, whether held directly or indirectly by Heritage or WWB, as the case may be, being referred to herein as “Trust Account Shares”) or (y) held by Heritage or WWB or any of their respective Subsidiaries in respect of a debt previously contracted (any such shares of WWB Common Stock, and shares of Heritage Common Stock which are similarly held, whether held directly or indirectly by Heritage or WWB, being referred to herein as “DPC Shares”)] shall be canceled and shall cease to exist and no stock of Heritage, cash or other consideration shall be delivered in exchange therefor.

(H) The calculations required by Sections 1.3(A), (B), (C) and (D) shall be prepared jointly by Heritage and WWB prior to the Effective Date.

(I) Notwithstanding the potential adjustments to the Per Share Consideration contemplated by Sections 1.3(B), (C) and (D), the Per Share Consideration shall not be further adjusted due to the earnings of Heritage or WWB and its Subsidiaries prior to the Effective Date.

1.4 WWB OPTIONS. Notwithstanding anything to the contrary in this Agreement, and in addition to the Aggregate Consideration:

(A) Each holder of WWB Options, who exercises such options between the Execution Date and the Effective Date, shall receive shares of WWB Common Stock each of which shares shall be converted on the Effective Date into the Per Share Consideration.

(B) Each holder of a WWB Option that is unexercised on the Effective Date, shall receive cash consideration for each share of WWB Common Stock into which the option is exercisable, equal to the difference or spread between the Per Share Consideration and the exercise price of such option.

(C) The names of the holders, dates of issuance and expiration, the number of shares subject to each such option, and the exercise price for all WWB Options as of the Execution Date are Previously Disclosed in Schedule 1.4(D). All such WWB Options shall be 100% vested and exercisable on the Effective Date.

1.5 DISSENTING SHARES. Notwithstanding anything to the contrary in this Agreement, each Dissenting Share whose holder, as of the Effective Date of the Corporate Merger, has not effectively withdrawn or lost his dissenters’ rights under RCW 23B.13 (the “Appraisal Laws”) shall not be converted into or represent a right to receive the Per Share Consideration, but the holder of such Dissenting Share shall be entitled only to such rights as are granted by the Appraisal Laws, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to payment under the Appraisal Laws, in which case each such share shall be deemed to have been converted at the Effective Date into the right to receive the Per Share Consideration without any interest thereon. Each holder of Dissenting Shares who becomes entitled to payment for his WWB Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment for such Dissenting Shares from Heritage (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws).

1.6 EFFECTIVE DATE. Subject to the terms and conditions of this Agreement, the closing of the Mergers will take place at 10:00 a.m. on the first day which is at least one Business Day after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in ARTICLE VI (other than those conditions which relate to actions to be taken at the closing) (the “Effective Date”), at the main offices of Heritage, unless another time, date or place is agreed to in writing by the parties hereto. If the Corporate Merger is not consummated in accordance with this Agreement on or prior to June 30, 2006, WWB or Heritage may terminate this Agreement in accordance with ARTICLE VII. On the Effective Date, Certificates of Merger will be issued by the Secretary of State, Corporations Division, of the State of Washington and the Washington State Department of Financial Institutions in accordance with applicable law.

1.7 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a plan of reorganization for the purposes of Section 368 of the Code.

1.8 RIGHT OF REVISION. Heritage reserves the right to revise the structure of the Mergers outlined in this Article I provided that such revision does not reduce the Aggregate Consideration or cause unforeseen adverse tax consequences to WWB and WSB.

ARTICLE II. EXCHANGE OF SHARES

2.1 HERITAGE TO MAKE SHARES AND CASH AVAILABLE. On or before the Effective Date, Heritage shall deposit, or shall cause to be deposited, with a bank or trust company (the “Exchange Agent”) selected by Heritage and reasonably satisfactory to WWB, for the benefit of the holders of Certificates, for exchange in accordance with this ARTICLE II: (A) certificates representing the shares of Heritage Common Stock to be issued pursuant to Section 1.3 and Section 2.2(A) in exchange for outstanding shares of WWB Common Stock; (B) such cash as shall be necessary to pay the Cash Consideration to each WWB shareholder in accordance with Section 1.3 and 2.2(A); and (C) the cash in lieu of fractional shares to be paid in accordance with Section 2.2(E). Such cash and certificates for shares of Heritage Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the “Exchange Fund.”

2.2 EXCHANGE OF SHARES.

(A) As soon as practicable after the Effective Date, and in no event more than five business days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Consideration. Upon surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Heritage Common Stock which such holder of WWB Common Stock became entitled to receive pursuant to the provisions of ARTICLE I hereof and a check representing the aggregate Per Share Cash Consideration and/or the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of ARTICLE I, and the Certificate or Certificates so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Per Share Cash Consideration, the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of Certificates.

(B) No dividends or other distributions declared after the Effective Date with respect to Heritage Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this ARTICLE II. After the surrender of a Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore has become payable with respect to shares of Heritage Common Stock represented by such Certificate.

(C) If any certificate representing shares of Heritage Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Heritage Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(D) After the Effective Date, there shall be no transfers on the stock transfer books of WWB of the shares of WWB Common Stock which were issued and outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Heritage Common Stock or cash or both, as provided in this ARTICLE II.

(E) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Heritage Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Heritage Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Heritage. In lieu of the issuance of any such fractional share, Heritage shall pay to each former shareholder of WWB who otherwise would be entitled to receive a fractional share of Heritage Common Stock an amount in cash determined by multiplying (1) the Heritage Average Closing Price by (2) the fraction of a share of Heritage Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.3 hereof.

(F) Any portion of the Exchange Fund that remains unclaimed by the shareholders of WWB for twelve months after the Effective Date shall be paid to Heritage. Any shareholders of WWB who have not theretofore complied with this ARTICLE II shall thereafter look only to Heritage for payment of the Per Share Consideration, the cash in lieu of fractional shares and/or the unpaid dividends and distributions on the Heritage Common Stock deliverable in respect of each share of WWB Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Heritage, Heritage Bank, WWB, WSB, the Exchange Agent or any other person shall be liable to any former holder of shares of WWB Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(G) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Heritage, the posting by such person of a bond in such amount as Heritage may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration deliverable in respect thereof pursuant to this Agreement.

(H) Certificates surrendered for exchange by any person constituting an “affiliate” of WWB for purposes of Rule 145 of the Securities Act shall not be exchanged for certificates representing Heritage Common Stock until Heritage has received a written agreement from such person as specified in Section 5.8.

ARTICLE III. ACTIONS PENDING CONSUMMATION

Unless otherwise agreed to in writing by Heritage or Heritage Bank, WWB and WSB shall each conduct its and each of its Subsidiaries’ business in the ordinary and usual course consistent with past practice and shall use its best efforts to maintain and preserve its and each of its Subsidiaries’ business organization, employees and advantageous business relationships and retain the services of its and each of its Subsidiaries’ officers and key employees identified by Heritage Bank, and neither WWB nor WSB, without the prior written consent of Heritage, will (or cause or allow any of it Subsidiaries to):

3.1 CAPITAL STOCK. Except for the exercise of outstanding WWB Options, or as Previously Disclosed in SCHEDULE 4.1(C), issue, sell or otherwise permit to become outstanding any additional shares of capital stock of WWB, WSB or any of their Subsidiaries, or any Rights with respect thereto, or enter into any agreement with respect to the foregoing, or permit any additional shares of WWB Common Stock to become subject to grants of WWB Options, stock appreciation rights or similar stock-based employee compensation rights.

3.2 DIVIDENDS, ETC. Make, declare or pay any dividend (other than as necessary to pay WWB’s general operating expenses, including the transaction fee expenses referred to in Section 3.13 as well as distributions on WWB’s Subsidiaries’ trust preferred stock) on or in respect of, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or, other than as permitted in or contemplated by this Agreement, authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto.

3.3 INDEBTEDNESS; LIABILITIES; ETC. Other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity.

3.4 OPERATING PROCEDURES; CAPITAL EXPENDITURES; ETC. (A) change its lending, investment, liability management or other material banking policies in any material respect, except such changes as are in accordance and in an effort to comply with Section 5.9, or (B) commit to incur any further capital expenditures beyond those Previously Disclosed in SCHEDULE 3.4 other than in the ordinary course of business and not exceeding $10,000 individually.

3.5 LIENS AND ENCUMBRANCES. Impose, or suffer the imposition, on any shares of stock of any of its Subsidiaries, any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist.

3.6 COMPENSATION; EMPLOYMENT AGREEMENTS; ETC. Enter into or amend any employment, severance or similar agreement or arrangement with any of its directors, officers or employees, or grant any salary or wage increase, amend the terms of any WWB Option or increase any employee benefit (including incentive or bonus payments), except normal individual increases in regular compensation to employees in the ordinary course of business consistent with past practice.

3.7 BENEFIT PLANS. Enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees, including taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

3.8 CONTINUANCE OF BUSINESS. Dispose of or discontinue any portion of its assets, business or properties, that is material to WWB and its Subsidiaries taken as a whole, or merge or consolidate with, or acquire all or any portion of, the business or property of any other entity that is material to WWB and its Subsidiaries taken as a whole (except foreclosures or acquisitions by WSB in its fiduciary capacity, in each case in the ordinary course of business consistent with past practice).

3.9 AMENDMENTS. Amend its Articles of Incorporation or Bylaws.

3.10 CLAIMS. Settle any claim, litigation, action or proceeding involving any liability for material money damages or restrictions upon the operations of WWB or any of its Subsidiaries.

3.11 CONTRACTS. Enter into, renew, terminate or make any change in any material contract, agreement or lease (excluding agreements and loans permitted under Section 3.12), except in the ordinary course of business consistent with past practice with respect to contracts, agreements and leases that are terminable by it without penalty on no more than 60 days prior written notice.

3.12 LOANS. Make any new loan outside of its trade territory of King and Pierce Counties, Washington, extend credit or account for loans and leases other than in accordance with existing lending policies and accounting practices, or make any new loan, a loan extension or renewal in a principal amount which exceeds $250,000, other than in accordance with the loan reporting process agreed to by the Parties.

3.13 INVESTMENT PORTFOLIO. Make any changes in the WSB investment portfolio.

3.14 TRANSACTION EXPENSES. Incur attorneys’, consultants’, accounting or any other professional fees in connection with the transaction contemplated by this Agreement that exceed $215,000 in the aggregate.

3.15 NEW PRODUCTS. Initiate any new product lines or services or add additional customers to its internet banking product, without the consent of Heritage.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

4.1 WWB AND WSB REPRESENTATIONS AND WARRANTIES. WWB and WSB each hereby represent and warrant to Heritage and Heritage Bank as follows:

(A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to WWB and its Subsidiaries are true and correct.

(B) ORGANIZATION, STANDING AND AUTHORITY. Each of WWB and its Subsidiaries is duly qualified to do business and is in good standing under the laws of its state of incorporation or organization and in such foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of WWB and its Subsidiaries has in effect all federal state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. WSB is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute, and its deposits are insured by the Bank Insurance Fund of the FDIC.

(C) SHARES. The outstanding shares of WWB and its Subsidiaries’ capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in SCHEDULE 4.1(C) and paragraphs (C) or (D) of the Recitals, there are no shares of capital stock or other equity securities of WWB or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

(D) WWB SUBSIDIARIES. WWB has Previously Disclosed in SCHEDULE 4.1(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to WWB or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary’s capital stock, and except as Previously Disclosed in SCHEDULE 4.1(D), there are no contracts, commitments, understandings or arrangements relating to the rights of WWB or its Subsidiaries, as applicable, to vote or to dispose of such shares. Except as Previously Disclosed in SCHEDULE 4.1(D), all of the shares of capital stock of each of its Subsidiaries held by WWB or one of its Subsidiaries are fully paid and non-assessable and are owned by WWB or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in SCHEDULE 4.1(D), WWB does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by WWB, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund of the FDIC.

(E) CORPORATE POWER. Each of WWB and its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

(F) CORPORATE AUTHORITY. Subject to any necessary receipt of approval by its shareholders referred to in Section 6.1, this Agreement has been authorized by all necessary corporate action of WWB and each of its Subsidiaries that is a Party, and each such agreement is a valid and binding agreement of WWB and such Subsidiaries, enforceable against WWB and such Subsidiaries in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(G) NO DEFAULTS. Subject to the approval by its shareholders referred to in Section 6.1, the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in SCHEDULE 4.1(G), the execution, delivery and performance of this Agreement and the consummation by WWB and each of its Subsidiaries that is a Party to the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of WWB or of any of its Subsidiaries or to which WWB or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it, (2) constitute a breach or violation of, or a default under, the Articles of Incorporation, Charter or Bylaws of it or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it.

(H) FINANCIAL REPORTS. Except as Previously Disclosed in SCHEDULE 4.1(H), (1) as to WWB, its parent company only balance sheet and income statement as of September 30, 2005 and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year ended December 31, 2004 (collectively, the “WWB Financial Reports”), and (2) as to each of WWB’s Subsidiaries that is a bank, its call report for the fiscal quarter ended September 30, 2005, its call report for the fiscal year ended December 31, 2004, and all other financial reports filed or to be filed subsequent to December 31, 2004, in the form filed with the OCC (in each case, the “WSB Financial Reports” and together with the WWB Financial Reports, the “Financial Reports”) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

(I) ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed on SCHEDULE 4.1(I), neither WWB nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected in the Financial Reports prior to the Execution Date, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 2004. Except as Previously Disclosed on SCHEDULE 4.1(I), since December 31, 2004, neither WWB nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

(J) NO EVENTS. Except as Previously Disclosed on SCHEDULE 4.1(J), since December 31, 2004, no event has occurred that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

(K) PROPERTIES. Except as reserved against in the Financial Reports, WWB and each of its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities of any character, to all of the properties and assets, tangible and intangible, reflected in the Financial Reports as being owned by WWB or its Subsidiaries as of the dates thereof other than those that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it, except those sold or otherwise disposed of in the ordinary course of business. All buildings and all material fixtures, equipment, and other property and assets that are held under leases or subleases by WWB or any of its Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms, other than any such exceptions to validity or enforceability that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it.

(L) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in SCHEDULE 4.1(L), no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on WWB or any of its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.1(L), neither WWB nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither WWB nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

(M) COMPLIANCE WITH LAWS. Except as Previously Disclosed in SCHEDULE 4.1(M), each of WWB and its Subsidiaries:

(1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

(2) Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that WWB or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on WWB or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on WWB or its Subsidiaries, or (c) requiring any of WWB or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

(3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

(4) Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

(N) MATERIAL CONTRACTS. Except as Previously Disclosed in SCHEDULE 4.1(N), none of WWB or its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, any material contract or agreement or amendment thereto (excluding extensions of credit made in the ordinary course of business). Neither WWB nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business or operations may be bound or affected or under which it or any of its respective assets, business or operations receives benefits, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on WWB or its Subsidiaries, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as Previously Disclosed in SCHEDULE 4.1(N), neither WWB nor any of its Subsidiaries is subject to or bound by any contract containing covenants that limit the ability of WWB or any of its Subsidiaries to compete in any line of business or with any Person or that involve any restriction of geographical area in which, or method by which, WWB or any of its Subsidiaries may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

(O) REPORTS. Since December 31, 2002, each of WWB and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the OCC, (2) the FDIC, (3) the Federal Reserve Board, and (4) any other Regulatory Authorities having jurisdiction with respect to WWB and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(P) BROKERS OR FINDERS. Except as Previously Disclosed in SCHEDULE 4.1(P), no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of WWB or WSB.

(Q) EMPLOYEE BENEFIT PLANS.

(1) SCHEDULE 4.1(Q)(1) contains a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable “change of control” or similar provisions in any plan, contract or arrangement maintained or contributed to by WWB or any of its Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the “Compensation and Benefit Plans”). True and complete copies of all Compensation and Benefit Plans of WWB and its Subsidiaries, including any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been supplied to the other Parties.

(2) All “employee benefit plans” within the meaning of Section (3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (“Multiemployer Plans”), covering employees or former employees of WWB and its Subsidiaries (the “ERISA Plans”), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed in SCHEDULE 4.1(Q)(2) each ERISA Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986 (as amended, the “Code”) has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no material pending or, to its knowledge, threatened litigation relating to the ERISA Plans. Neither WWB nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that could subject WWB or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by WWB or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with WWB under Section 4001(a)(15) of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither WWB nor any of its Subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the past 12-month period.

(4) All contributions required to be made under the terms of any ERISA Plan have been timely made. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither WWB nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(5) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year, the actuarially determined present value of all “benefit liabilities” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed the then current value of the assets of such plan, and there has been no material change in the financial condition of such plan since the last day of the most recent plan year.

(6) Neither WWB nor any of its Subsidiaries has any obligations for retiree health and life benefits under any plan, except as set forth in SCHEDULE 4.1(Q)(6). There are no restrictions on the rights of WWB or any of its Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

(7) Except as Previously Disclosed in SCHEDULE 4.1(Q)(7), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) result in any payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of WWB or any of its Subsidiaries under any Compensation and Benefit Plan or otherwise from WWB or any of its Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Plan, or (c) result in any acceleration of the time of payment or vesting of any such benefit.

(R) NO KNOWLEDGE. WWB and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

(S) LABOR AGREEMENTS. Neither WWB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is WWB or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of the Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(T) ASSET CLASSIFICATION. WWB and its Subsidiaries have Previously Disclosed in SCHEDULE 4.1(T) a list, accurate and complete in all material respects, of the aggregate amounts of loans, extensions of credit or other assets of WWB and its Subsidiaries that have been classified by it as of November 30, 2005 (the “Asset Classification”); and no amounts of loans, extensions of credit or other assets that have been classified as of November 30, 2005 by any regulatory examiner as “Other Loans Specially Mentioned”, “Substandard”, “Doubtful”, “Loss” or words of similar import are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were charged off by WWB or any Subsidiary prior to June 30, 2005.

(U) ALLOWANCE FOR POSSIBLE LOAN LOSSES. The allowance for possible loan losses shown on the balance sheets in the December 31, 2004 WWB Financial Reports and/or the WSB Financial Reports was, and the allowance for possible loan losses to be shown on subsequent WWB Financial Reports and/or the WSB Financial Reports was and will be, adequate in the opinion of the Board of Directors of WWB to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of the date thereof. Additionally, the allowance for possible loan losses is and shall be fully adequate under generally accepted accounting principles and all applicable regulatory requirements.

(V) INSURANCE. Each of WWB and its Subsidiaries has taken all requisite action (including the making of claims and the giving of notices) pursuant to its directors’ and officers’ liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters that are known to WWB, except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on WWB or its Subsidiaries. Set forth in SCHEDULE 4.1(V) is a list of all insurance policies maintained by or for the benefit of WWB or its Subsidiaries or their respective directors, officers, employees or agents.

(W) AFFILIATES. Except as Previously Disclosed in SCHEDULE 4.1(W), to the best of WWB’s knowledge, there is no person who, as of the Execution Date, may be deemed to be an “affiliate” of WWB as that term is used in Rule 145 under the Securities Act.

(X) STATE TAKEOVER LAWS, ARTICLES OF INCORPORATION. WWB and its Subsidiaries have taken all necessary action to exempt this Agreement and the transactions contemplated by this Agreement from (1) any applicable state takeover laws, including, but not limited to, RCW Ch. 23B.19, as amended, and (2) any takeover-related provisions of WWB’s and its Subsidiaries’ Articles of Incorporation.

(Y) NO FURTHER ACTION. WWB and its Subsidiaries have taken all action so that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement, or any other action or combination of actions, or any other transactions, contemplated by this Agreement do not and will not (1) require a vote of shareholders (other than as set forth in Section 6.1), or (2) result in the grant of any rights to any Person under the Articles of Incorporation, Charter or Bylaws of WWB or any of its Subsidiaries or under any agreement to which WWB or any such Subsidiaries is a party, or (3) restrict or impair in any way the ability of the other Parties to exercise the rights granted under this Agreement.

(Z) ENVIRONMENTAL MATTERS.

(1) To WWB’s knowledge, it and each of its Subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties are, and have been, in compliance with all Environmental Laws, except for instances of noncompliance that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WWB or its Subsidiaries.

(2) There is no proceeding pending or, to WWB’s knowledge, threatened before any court or governmental agency or board in which WWB or any of its Subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by WWB or any of its Subsidiaries or any Participation Facility, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WWB or its Subsidiaries or have been Previously Disclosed in SCHEDULE 4.1(Z)(2).

(3) There is no proceeding pending or, to WWB’s knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or WWB or any of its Subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (a) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (b) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property, except for such proceedings pending or threatened that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WWB or have been Previously Disclosed in SCHEDULE 4.1(Z)(3).

(4) To WWB’s knowledge, there is no reasonable basis for proceeding of a type described in subparagraph (2) or (3) of this paragraph (Z), except as has been Previously Disclosed in SCHEDULE 4.1(Z)(4).

(5) To WWB’s knowledge, during the period of (a) ownership or operation by WWB or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by WWB or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by WWB or any of its Subsidiaries, there have been no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WWB or its Subsidiaries or have been Previously Disclosed in SCHEDULE 4.1(Z)(5).

(6) To WWB’s knowledge, prior to the period of (a) ownership or operation by WWB or any of its Subsidiaries of any of their respective current properties, (b) participation in the management of any Participation Facility by WWB or any of its Subsidiaries, or (c) holding of a security or other interest in a Loan/Fiduciary Property by WWB or any of its Subsidiaries, there were no releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property, except for such releases that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WWB or its Subsidiaries or have been Previously Disclosed in SCHEDULE 4.1(Z)(6).

(AA) TAX REPORTS. Except as Previously Disclosed in SCHEDULE 4.1(AA), (1) all reports and returns with respect to Taxes that are required to be filed by or with respect to WWB or its Subsidiaries, including consolidated federal income tax returns of WWB and its Subsidiaries (collectively, the “Tax Returns”), have been duly filed, or requests for extensions have been timely filed and have not expired, for periods ended on or prior to the most recent fiscal year-end, except to the extent all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on WWB or its Subsidiaries, and such Tax Returns were true, complete and accurate in all material respects, (2) all Taxes shown to be due on the Tax Returns have been paid in full, (3) the Tax Returns have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (4) all Taxes due with respect to completed and settled examinations have been paid in full, (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on WWB or its Subsidiaries, except as reserved against in the WWB Financial Reports and/or the WSB Financial Reports, and (6) no waivers of statutes of limitations (excluding such statutes that relate to years under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of WWB or its Subsidiaries.

(BB) ACCURACY OF INFORMATION. The statements with respect to WWB and its Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of WWB or any other Party pursuant to the terms of or relating to this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(CC) DERIVATIVES CONTRACTS. None of WWB or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as “structured notes” except for those Derivatives Contracts and structured notes Previously Disclosed in SCHEDULE 4.1(CC). SCHEDULE 4.1(CC) includes a list of any assets of WWB or its Subsidiaries that are pledged as security for each such Derivatives Contract.

(DD) ACCOUNTING CONTROLS. Each of WWB and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances that (1) all material transactions are executed in accordance with management’s general or specific authorization, (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP, and to maintain proper accountability for items, (3) access to the material property and assets of WWB and its Subsidiaries is permitted only in accordance with management’s general or specific authorization, and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(EE) FAIRNESS OPINION. WWB has received an opinion from McAdams Wright Ragen dated as of the Execution Date to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to the shareholders of WWB.

(FF) REORGANIZATION. As of the Execution Date, to WWB’s knowledge, there is no reason to believe that the Mergers will fail to qualify as a reorganization under Section 368(a) of the Code.

(GG) COMMITMENTS AND CONTRACTS. Neither WWB nor any of its Subsidiaries is a party or subject to any of the following (whether written or oral, express or implied):

(1) except as Previously Disclosed in SCHEDULE 4.1(GG)(1) , any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director or employee (other than those which are terminable at will by WWB or any such Subsidiary without any obligation on the part of WWB or any such Subsidiary to make any payment in connection with such termination);

(2) except as Previously Disclosed in SCHEDULE 4.1(GG)(2) , any real or personal property lease with annual rental payments aggregating $10,000 or more; or

(3) except as Previously Disclosed in SCHEDULE 4.1(GG)(3), any material contract with any affiliate.

4.2 HERITAGE AND HERITAGE BANK REPRESENTATIONS AND WARRANTIES. Heritage and Heritage Bank each hereby represent and warrant to WWB and WSB as follows:

(A) RECITALS. The facts set forth in the Recitals of this Agreement with respect to Heritage and Heritage Bank are true and correct.

(B) ORGANIZATION, STANDING AND AUTHORITY. Each of Heritage and Heritage Bank is duly qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it. Each of Heritage and its Subsidiaries has in effect all federal state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Heritage.

(C) SHARES. The outstanding shares of Heritage’s capital stock are validly issued and outstanding, fully paid and non-assessable, and subject to no preemptive rights. Except as Previously Disclosed in SCHEDULE 4.2(C), there are no shares of capital stock or other equity securities of it or its Subsidiaries outstanding and no outstanding Rights with respect thereto.

(D) HERITAGE SUBSIDIARIES. Heritage has Previously Disclosed in SCHEDULE 4.2(D) a list of all of its Subsidiaries. Each of its Subsidiaries that is a bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and applicable regulations under such statute. No equity securities of any of its Subsidiaries are or may become required to be issued (other than to Heritage or one of its Subsidiaries) by reason of any Rights with respect thereto. There are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise issue any shares of such Subsidiary’s capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Heritage or its Subsidiaries, as applicable, to vote or to dispose of such shares. All of the shares of capital stock of each of its Subsidiaries held by Heritage or one of its Subsidiaries are fully paid and non-assessable and are owned by Heritage or one of its Subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance. Each of its Subsidiaries is in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it. Except as Previously Disclosed in SCHEDULE 4.2(D), Heritage does not own beneficially, directly or indirectly, any shares of any equity securities or similar interests of any corporation, bank, partnership, joint venture, business trust, association or other organization. In the case of representations by Heritage, the deposits of its Subsidiaries that are banks are insured by the Bank Insurance Fund and the Savings Association Insurance Fund of the FDIC.

(E) CORPORATE POWER. Each of Heritage and Heritage Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its material properties and assets.

(F) CORPORATE AUTHORITY. This Agreement has been authorized by all necessary corporate action of Heritage and such agreement is a valid and binding agreement of Heritage, enforceable against Heritage in accordance with its terms, subject to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As of the Execution Date, no approval by Heritage’s shareholders of the Agreement is required.

(G) NO DEFAULTS. Subject to receipt of the required regulatory approvals referred to in Section 6.1, and the required filings under federal and state securities laws, and except as Previously Disclosed in SCHEDULE 4.2(G), the execution, delivery and performance of its obligation under this Agreement and the Employment Agreements and the consummation by Heritage and each of its Subsidiaries of the transactions contemplated by this Agreement do not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Heritage or of any of its Subsidiaries or to which Heritage or any of its Subsidiaries or its or their properties is subject or bound, which breach, violation or default is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Heritage, (2) constitute a breach or violation of, or a default under, the Articles of Incorporation, Charter or Bylaws of its or any of its Subsidiaries, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval that, if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Heritage.

(H) FINANCIAL REPORTS. Except as Previously Disclosed in SCHEDULE 4.2(H), in the case of Heritage, its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and all other documents filed or to be filed subsequent to December 31, 2004 under Sections 13(a), 13(c), 14 or

15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the “Heritage Financial Reports”), did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Heritage Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in the Heritage Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with GAAP, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

(I) NO EVENTS. Except as Previously Disclosed on SCHEDULE 4.2(I), since December 31, 2004, no event has occurred which is reasonably likely to have a Material Adverse Effect on it.

(J) LITIGATION; REGULATORY ACTION. Except as Previously Disclosed in SCHEDULE 4.2(J) no litigation, proceeding or controversy before any court or governmental agency is pending that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Heritage or its Subsidiaries or that alleges claims under any fair lending law or other law relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act, and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened; and except as Previously Disclosed in SCHEDULE 4.2(J), neither Heritage nor any of its Subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority, and neither Heritage nor any of its Subsidiaries has been advised by any of such Regulatory Authorities that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

(K) COMPLIANCE WITH LAWS. Except as Previously Disclosed in SCHEDULE 4.2(K), each of Heritage and its Subsidiaries:

(1) Has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own its businesses presently conducted and that are material to the business of it and its Subsidiaries taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its best knowledge, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current;

(2) Has received no notification or communication from any Regulatory Authority or the staff thereof (a) asserting that Heritage or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Regulatory Authority enforces, which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Heritage or its Subsidiaries, (b) threatening to revoke any license, franchise, permit or governmental authorization, which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Heritage or its Subsidiaries, or (c) requiring any of Heritage or its Subsidiaries (or any of its or their officers, directors or controlling persons) to enter into a cease and desist order, agreement or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy);

(3) Is not required to give prior notice to any federal banking or thrift agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive; and

(4) Is in compliance in all material respects with all fair lending laws or other laws relating to discrimination, including the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act and the Home Mortgage Disclosure Act.

(L) REPORTS. Since January 1, 2002, each of Heritage and its Subsidiaries has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (1) the FDIC, (2) the Department, (3) the OCC, (4) the Federal Reserve Board, and (5) any other Regulatory Authorities having jurisdiction with respect to Heritage and its Subsidiaries. As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date with respect to reports and documents filed before the Execution Date), each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(M) NO KNOWLEDGE. Heritage and its Subsidiaries know of no reason why the regulatory approvals referred to in Section 6.1 should not be obtained.

(N) ACCURACY OF INFORMATION. The statements with respect to Heritage and its Subsidiaries contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Heritage or any other Party pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(O) DERIVATIVES CONTRACTS. None of Heritage or its Subsidiaries is a party to or has agreed to enter into a Derivatives Contract or owns securities that are referred to as “structured notes” except for those Derivatives Contracts and structured notes Previously Disclosed in SCHEDULE 4.2(O) includes a list of any assets of Heritage or its Subsidiaries that are pledged as security for each such Derivatives Contract.

(P) ABSENCE OF UNDISCLOSED LIABILITIES. Neither Heritage nor any of its Subsidiaries has any obligation or liability (contingent or otherwise) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it, except (1) as reflected the Heritage Financial Reports prior to the Execution Date, and (2) for commitments and obligations made, or liabilities incurred, in the ordinary course of business consistent with past practice since December 31, 2004. Since December 31, 2004, neither Heritage nor any of its Subsidiaries has incurred or paid any obligation or liability (including any obligation or liability incurred in connection with any acquisitions in which any form of direct financial assistance of the federal government or any agency thereof has been provided to any Subsidiary) that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on it.

ARTICLE V. COVENANTS

Each of WWB and WSB hereby covenants to Heritage and Heritage Bank, and each of Heritage and Heritage Bank hereby covenants to WWB and WSB, that:

5.1 BEST EFFORTS. Subject to the terms and conditions of this Agreement and, in the case of WWB and WSB, to the exercise by their respective Boards of Directors of such Boards’ fiduciary duties, each Party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Corporate Merger by June 30, 2006, and to otherwise enable consummation of the transactions contemplated by this Agreement, and shall cooperate fully with the other Parties to that end (it being understood that any amendments to the Registration Statement or a re-solicitation of proxies as a consequence of a Heritage Transaction shall not violate this covenant).

5.2 THE PROXY. In the case of WWB: it shall promptly assist Heritage in the preparation of a proxy statement (the “Proxy Statement”) to be mailed to the holders of WWB Common Stock in connection with the transactions contemplated by this Agreement and to be filed by Heritage in a registration statement (the “Registration Statement”) with the SEC as provided in Section 5.7, which shall conform to all applicable legal requirements, and it shall call a special meeting (the “Meeting”) of the holders of WWB Common Stock to be held as soon as practicable for purposes of voting upon the transactions contemplated by this Agreement and WWB shall use its best efforts to solicit and obtain votes of the holders of WWB Common Stock in favor of the transactions contemplated by this Agreement and, subject to the exercise of its fiduciary duties, the Board of Directors of WWB shall recommend approval of such transactions by such holders.

5.3 REGISTRATION STATEMENT COMPLIANCE WITH SECURITIES LAWS. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the Meeting, such Registration Statement, and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of WWB relating to WWB or its Subsidiaries and by or on behalf of Heritage relating to Heritage or its Subsidiaries, (A) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (B) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; PROVIDED, HOWEVER, in no event shall any Party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another Party furnished by or on behalf of such other Party specifically for use in the Registration Statement.

5.4 REGISTRATION STATEMENT EFFECTIVENESS. Heritage will advise WWB, promptly after Heritage receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Heritage Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

5.5 PRESS RELEASES. WWB and WSB will not, without the prior approval of Heritage, and Heritage and Heritage Bank will not, without the prior approval of WWB, issue any press release or written statement for general circulation relating to the transactions contemplated by this Agreement, except as otherwise required by law.

5.6 ACCESS; INFORMATION.

(A) Upon reasonable notice, WWB and WSB shall afford Heritage and its officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period up to the Effective Date, to all of the properties, books, contracts, commitments and records of WWB and its Subsidiaries and, during such period, WWB and WSB shall furnish promptly (and cause its accountants and other agents to furnish promptly) to Heritage (1) a copy of each material report, schedule and other document filed by WWB and its Subsidiaries with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of WWB and its Subsidiaries as Heritage may reasonably request, provided that no investigation pursuant to this Section 5.6 shall affect or be deemed to modify or waive any representation or warranty made by WWB or WSB in this Agreement or the conditions to the obligations of WWB and WSB Bank to consummate the transactions contemplated by this Agreement; and

(B) Heritage will not use any information obtained pursuant to this Section 5.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated, will hold all confidential information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.7) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by Heritage or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed, and in the event of the termination of this Agreement, Heritage will, upon request by WWB, deliver to WWB all documents so obtained by Heritage or destroy such documents and, in the case of destruction, will certify such fact to WWB.

5.7 REGISTRATION STATEMENT PREPARATION; REGULATORY APPLICATIONS PREPARATION. Heritage shall, as promptly as practicable following the Execution Date, prepare and file the Registration Statement with the SEC with respect to the shares of Heritage Common Stock to be issued to the holders of WWB Common Stock pursuant to this Agreement, and Heritage shall use its best efforts to cause the Registration Statement to be declared effective as soon as practicable after the filing thereof. Heritage shall, as promptly as practicable following the Execution Date, prepare and file all necessary notices or applications with Regulatory Authorities having jurisdiction with respect to the transactions contemplated by this Agreement.

5.8 AFFILIATE AGREEMENTS. Each person who may be deemed to be an “affiliate” of WWB for purposes of Rule 145 under the Securities Act, will execute and deliver to Heritage on or before the Execution Date, an agreement in the form attached hereto as EXHIBIT C restricting the disposition of such affiliate’s shares of WWB Common Stock, and, in the case of “affiliates” of WWB, the shares of Heritage Common Stock to be received by such person in exchange for such person’s shares of WWB Common Stock. Heritage agrees to use its best efforts to maintain the availability of Rule 145 for use by such “affiliates”.

5.9 CERTAIN POLICIES OF WWB AND WSB. WWB and WSB, each shall, at Heritage’s request, modify and change its loan, litigation and other reserve and real estate valuation policies and practices (including loan classifications and levels of reserves for contracts to be terminated), and generally conform its operating, lending and compliance policies and procedures, immediately prior to the Effective Date so as to be consistent on a mutually satisfactory basis with those of Heritage and GAAP; PROVIDED, HOWEVER, that prior to any such modification or change, Heritage shall certify that the conditions to the obligation of Heritage under Section 6.1 and 6.2 to consummate the transactions contemplated by this Agreement, other than the condition set forth in Section 6.1(G), have been satisfied or waived. WWB’s and WSB’s representations, warranties, covenants and conditions contained in this Agreement shall not be deemed to be untrue, breached or unsatisfied in any respect for any purpose as a consequence of any modifications or changes undertaken pursuant to this Section 5.9.

5.10 STATE TAKEOVER LAW. WWB shall not take any action that would cause the transactions contemplated by this Agreement to be subject to any applicable state takeover statute, and WWB shall take all necessary steps to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or, if necessary, challenge the validity or applicability of, any applicable state takeover law.

5.11 NO RIGHTS TRIGGERED. Except for those consents of Third Parties Previously Disclosed on SCHEDULE 5.11, WWB shall take all necessary steps to ensure that the entering into of this Agreement and the consummation of the transactions contemplated by this Agreement (including the Mergers) and any other action or combination of actions, or any other transactions contemplated by this Agreement, do not and will not (A) result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws of WWB or under any agreement to which WWB or any of its Subsidiaries is a party, or (B) restrict or impair in any way the ability of Heritage or Heritage Bank to exercise the rights granted under this Agreement.

5.12 SHARES LISTED. Heritage shall use its best efforts to cause to be listed, prior to the Effective Date, on the NASDAQ National Market upon official notice of issuance the shares of Heritage Common Stock to be issued to the holders of WWB Common Stock.

5.13 REGULATORY APPLICATIONS. Heritage and Heritage Bank, each shall (A) promptly prepare and submit applications to the appropriate Regulatory Authorities for approval of the Mergers, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings that are necessary for the consummation of the Mergers by Heritage.

5.14 REGULATORY DIVESTITURES. In the case of WWB: No later than the Effective Date, WWB shall cease engaging in such activities as Heritage shall advise WWB in writing are not permitted to be engaged in by Heritage under applicable law following the Effective Date and, to the extent required by any Regulatory Authority as a condition of approval of the transactions contemplated by this Agreement, WWB shall divest any Subsidiary engaged in activities or holding assets that are impermissible for Heritage or Heritage Bank, on terms and conditions agreed to by Heritage; PROVIDED, HOWEVER, that prior to taking such action, Heritage shall certify that the conditions to the obligations of Heritage under Sections 6.1 and 6.2 to consummate the transactions contemplated by this Agreement has been satisfied.

5.15 CURRENT INFORMATION.

(A) During the period from the Execution Date to the Effective Date, each of WWB and Heritage shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

(B) Each of WWB and Heritage shall promptly notify the other of (1) any material change in the business or operations of it or its Subsidiaries, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to it or its Subsidiaries, (3) the initiation or threat of material litigation involving or relating to it or its Subsidiaries, or (4) any event or condition that might reasonably be expected to cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the Effective Date or prevent it or its Subsidiaries from fulfilling its or their obligations under this Agreement.

5.16 INSURANCE. WWB will cause the persons serving as officers and directors of WWB and WSB immediately prior to the Effective Date to be covered for a period of three (3) years after the Effective Date by the current policies of directors and officers liability insurance maintained by WWB with respect to acts or omissions of officers and directors, in their capacity as such, occurring on or prior to the Effective Date, with the same policy limits ($1,000,000) in effect on the Execution Date. The cost to obtain the insurance coverage shall not exceed $15,000 without the prior written approval of Heritage. The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, each of the present and former officers and directors of WWB and WSB and each such person’s respective heirs and representatives.

5.17 POST-MERGER ACTIONS. Following the Corporate Merger, neither Heritage nor any of its affiliates shall take any action that will adversely affect the federal income tax treatment of the Corporate Merger to the shareholders of WWB, including failing to continue at least one historic business line of WWB or to use at least a significant portion of WWB’s historic assets in a business, in each case within the meaning of Treas. Reg. ss.1.368-1(d). Heritage agrees to assume liability for all material contracts not previously terminated as listed in Schedule 4.1(N).

5.18 CERTAIN ACTIONS.

(A) Except with respect to this Agreement and the transactions contemplated hereby, neither WWB, WWB Bank nor any of their directors, officers, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, “Representatives”) shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal (as defined below).

(B) Notwithstanding anything herein to the contrary, WWB and its Board of Directors shall be permitted to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person, if and only to the extent that (a) WWB’s Board of Directors concludes in good faith and, after consultation with counsel with respect to its fiduciary duties to WWB’s shareholders under applicable law, that such Acquisition Proposal would reasonably be expected to result in a Superior Proposal (as defined below), (b) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, WWB’s Board of Directors receives from such person an executed confidentiality agreement, and (c) prior to providing any information or data to any person or entering into discussions or negotiations with any person, WWB’s Board of Directors notifies Heritage promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers.

(C) WWB agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the Execution Date with any parties conducted heretofore with respect to any Acquisition Proposal.

(D) For purposes of this Section 5.18:

(1) The term “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination involving WWB or WSB or any proposal or offer to acquire a substantial equity interest in, or a substantial portion of the assets of, WWB or WSB, other than the transaction contemplated or permitted by this Agreement.

(2) The term “Superior Proposal” means, with respect to WWB and WSB, any written Acquisition Proposal made by a person other than Heritage which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving WWB or WSB, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the assets of WWB or WSB, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a person of beneficial ownership of 50% or more of the WWB Common Stock or the WSB Common Stock whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of WWB in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

5.19 BENEFIT PLANS. Upon consummation of the Mergers, all employees of WWB and its Subsidiaries shall be deemed to be at-will employees of Heritage and its subsidiaries. From and after the Effective Date, employees of WWB and its Subsidiaries shall be entitled to participate in the pension, employee benefit and similar plans (including stock option, bonus or other incentive plans) on substantially the same terms and conditions as similarly situated employees of Heritage and its Subsidiaries. Heritage agrees to honor all payments required under any contracts listed on Schedule 4.1(GG)(1). With the exception of stock option plans, for the purpose of determining eligibility to participate in such plans and the vesting of benefits under such plans (but not for the accrual of benefits), Heritage shall give effect to years of service with WWB or WWB’s Subsidiaries, as the case may be, as if such service were with Heritage or its Subsidiaries. Employees of WWB and its Subsidiaries will be entitled to carry over unused vacation days and sick leave accrued as of the Effective Date.

ARTICLE VI. CONDITIONS TO CONSUMMATION OF THE MERGERS

6.1 CONDITIONS TO EACH PARTY’S OBLIGATIONS. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the written waiver by such Party or the fulfillment on or prior to the Effective Date of each of the following conditions:

(A) SHAREHOLDER VOTE. This Agreement shall have been duly approved by the requisite vote of WWB’s shareholders under applicable law and the Articles of Incorporation and Bylaws of WWB.

(B) NO PENDING OR THREATENED CLAIMS. No claim, action, suit, investigation or other proceeding shall be pending or threatened before any court or governmental agency which presents a substantial risk of the restraint or the prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.

(C) REGULATORY APPROVALS. The Parties shall have procured all necessary regulatory consents and approvals by the appropriate Regulatory Authorities, and any waiting periods relating thereto shall have expired; PROVIDED, HOWEVER, that no such approval or consent shall have imposed any condition or requirement not normally imposed in such transactions that, in the opinion of Heritage, would deprive Heritage of the material economic or business benefits of the transactions contemplated by this Agreement.

(D) NO INJUNCTION. There shall not be in effect any order, decree or injunction of any court or agency of competent jurisdiction that enjoins or prohibits consummation of any of the transactions contemplated by this Agreement.

(E) EFFECTIVE REGISTRATION STATEMENT. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority.

(F) TAX OPINION. Heritage and WWB shall have received an opinion from Gerrish McCreary Smith, PC to the effect that (1) the Corporate Merger constitutes a reorganization under Section 368 of the Code, and (2) no gain or loss will be recognized by shareholders of WWB who receive shares of Heritage Common Stock in exchange for their shares of WWB Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests, and, in rendering their opinion, Gerrish McCreary Smith, PC may require and rely upon representations contained in certificates of officers of Heritage, WWB and others.

(G) NASDAQ LISTING. The shares of Heritage Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NASDAQ National Market subject only to official notice of issuance.

6.2 CONDITIONS TO OBLIGATIONS OF HERITAGE. The obligations of Heritage and Heritage Bank to consummate the transactions contemplated by this Agreement also are subject to the written waiver by Heritage or the fulfillment on or prior to the Effective Date of each of the following conditions:

(A) PERFORMANCE. Each of the material acts, covenants and undertakings of WWB to be performed at or before the Effective Date shall have been duly performed in all material respects.

(B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of WWB contained in this Agreement shall be true and correct on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date.

(C) LEGAL OPINION. Heritage shall have received a legal opinion, dated the Effective Date, from Keller Rohrback, L.L.P. in the form of EXHIBIT D.

(D) OFFICERS’ CERTIFICATE. (1) Each of the representations and warranties contained in this Agreement of WWB and WSB shall be true and correct in all material respects as of the Execution Date and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date and except as otherwise provided in

Section 5.8, and (2) each and all of the agreements and covenants of WWB and WWB Bank to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and Heritage shall have received a certificate signed by the chief executive officers, chief financial officers, and chief lending officers of WWB and WSB dated the Effective Date, to such effect.

(E) RECEIPT OF AFFILIATE AGREEMENTS. On or before the Execution Date, Heritage shall have received from each affiliate of WWB the agreement referred to in Section 5.8.

(F) NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Date, there shall have occurred or be threatened no change relative to: (1) the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of WWB and/or its Subsidiaries which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on WWB and/or its Subsidiaries (including changes resulting from a natural disaster), other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of WWB or Heritage or any Subsidiary of either of them taken with the prior written consent of the other party hereto, (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of WWB and WSB to consummate the transactions contemplated hereby.

(G) DISSENTERS’ RIGHTS. The number of shares of WWB Common Stock for which cash is to be paid because dissenters’ rights of appraisal under the Appraisal Laws shall have been effectively preserved as of the Effective Date or because of the payment of cash in lieu of fractional shares of Heritage Common Stock shall not exceed in the aggregate 10% of the outstanding shares of WWB Common Stock.

(H) VOTING AGREEMENTS. As of the Execution Date, Heritage shall have received from each director and executive officer of WWB the Voting Agreement in substantially the same form set forth as EXHIBIT A.

(I) DIRECTOR’S AGREEMENT. As of the Execution Date, Heritage shall have received from each outside director of WWB the Director’s Agreement in substantially the same form set forth as EXHIBIT B.

(J) NON-COMPETITION/NON-SOLICITATION AGREEMENTS. As of the Execution Date, the Non-Competition/Non-Solicitation Agreement of L. Anthony Tebeau and the Non-Solicitation Agreement of Paula Vinson substantially in the form of EXHIBIT E and EXHIBIT F, shall have been duly executed and delivered to Heritage.

(K) PARACHUTE PAYMENTS. None of the payments to be made on the change in control benefits to WWB and WSB executives or directors are “golden parachute payments” as defined under Section 280(G) of the Internal Revenue Code.

(L) MINIMUM CAPITAL. As of the Effective Date, WWB shall have a minimum consolidated equity capital of at least $3,609,000.

(M) TRUST PREFERRED SECURITIES. Heritage shall have received written confirmation that WWB has redeemed and paid off its outstanding trust preferred securities and that all tax returns for the statutory trust have been filed with no further current or potential liability to Heritage.

(N) LEASE EXTENSION. Heritage shall have received written agreement from the landlord of WWB’s and WSB’s main office building permitting Heritage to assume the existing lease and the existing extension (authorizing continued occupation through 2017) with no assumption fee.

(O) REDONDO OFFICE SITE. As of the effective date, WSB’s lease on its second office site shall be terminated at no cost and with no penalty to Heritage or to WWB or WSB. The building at that site shall be removed from the books of WWB, WSB and Washington State Bank Real Estate Holdings, Inc. (“Holdings”) at a loss after tax not exceeding $101,640. In addition, the building is to be sold for cash with no financing provided by WWB or WSB.

(P) STRUCTURAL IMPROVEMENTS. The cost of the recommended structural improvements to the main office of WSB shall be borne by WSB. The cost of the recommended structural improvements shall not exceed $25,000.

6.3 CONDITIONS TO OBLIGATIONS OF WWB AND WSB. The obligations of WWB and WSB to consummate the transactions contemplated by this Agreement also are subject to the written waiver by WWB and WSB or the fulfillment on or prior to the Effective Date of each of the following conditions:

(A) PERFORMANCE. Each of the material acts, covenants and undertakings of Heritage to be performed at or before the Effective Date shall have been duly performed in all material respects.

(B) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Heritage contained in this Agreement shall be true and correct on and as of the Effective Date with the same effect as though made on and at the Effective Date, except for any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date; provided in each case that any such failure to be true and correct, individually or in the aggregate, would have a Material Adverse Effect on Heritage.

(C) LEGAL OPINION. WWB shall have received a legal opinion, dated the Effective Date, from Gerrish McCreary Smith, PC in the form of EXHIBIT G.

(D) OFFICER’S CERTIFICATE. (1) Each of the representations and warranties of Heritage and Heritage Bank contained in this Agreement shall be true and correct in all material respects as of the Execution Date and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except or any such representations and warranties that specifically relate to an earlier date, which shall be true and correct as of such earlier date, and (2) each and all of the agreements and covenants of Heritage and Heritage Bank to be performed and complied with pursuant to this Agreement on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and WWB shall have received a certificate signed by an executive officer of Heritage and Heritage Bank dated the Effective Date, to such effect.

(E) NO MATERIAL ADVERSE CHANGE. During the period from the Execution Date to the Effective Date, there shall have occurred or be threatened no change relative to: (1) the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent or otherwise), prospects, operations, liquidity, income or condition (financial or otherwise) of Heritage and/or its Subsidiaries which is reasonably likely, individually or in the aggregate to have a Material Adverse Effect on Heritage and/or its Subsidiaries, other than any such effect attributable to or resulting from (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in GAAP (as defined herein) or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (iii) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates, (iv) any action or omission of WWB or Heritage or any Subsidiary of either of them taken with the prior written consent of the other party hereto, or (v) any expenses incurred by such party in connection with this Agreement or the transactions contemplated hereby; or (2) the ability of Heritage and/or its Subsidiaries to consummate the transactions contemplated hereby.

(F) FAIRNESS OPINION. WWB’s financial advisor, McAdams Wright Ragen, shall not have withdrawn its fairness opinion described in Section 4.1(EE) prior to the Effective Date.

ARTICLE VII. TERMINATION

7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, before or after approval of the matters presented in connection with the Corporate Merger by the holders of WWB Common Stock, under each of the following conditions:

(A) MUTUAL CONSENT. By the mutual consent of Heritage and WWB, if the Board of Directors of each so determines by vote of a majority of the members of its entire board.

(B) DELAY. By Heritage or WWB in the event the Corporate Merger is not consummated by June 30, 2006, unless the failure of the consummation of the transactions to occur shall be due to the failure of the party seeking to terminate this Agreement to perform its obligations hereunder in a timely manner; PROVIDED, HOWEVER, that Heritage may not terminate the Agreement pursuant to this Section 7.1(B), if such delay results from amendments to the Registration Statement or a resolicitation of proxies as a consequence of a Heritage Transaction, or any other acquisition or sale transaction, or any offering of securities, in which Heritage is involved, and PROVIDED, FURTHER, that a party may not terminate the Agreement pursuant to this Section 7.1(B) if it is in material breach of any of the provisions of this Agreement.

(C) NO FAIRNESS OPINION. By WWB in the event the fairness opinion described in Section 6.3(F) is not received or is withdrawn; provided, however, if this Agreement is terminated in reliance upon this Section 7.1(C) and WWB enters into any Acquisition Agreement providing for any transaction described in clause (1) or clause (2) of Section 5.18(D) on or before June 30, 2007 following the termination of this Agreement pursuant to this Section 7.1(C), WWB shall pay to Heritage $500,000 (less any Termination Fee Amount previously paid).

(D) NO REGULATORY APPROVALS. By Heritage or WWB, in the event that any of the required regulatory approvals described in Section 6.1(C) are denied (or should any such required approval be conditioned upon a substantial deviation from the transactions contemplated); PROVIDED HOWEVER, that either party may extend the term of this Agreement for a sixty (60) day period to prosecute diligently and overturn such denial provided that such denial has been appealed within fourteen (14) business days of the receipt thereof.

(E) BREACH OF WARRANTY. By Heritage or WWB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Date; PROVIDED, HOWEVER, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(E) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the transactions contemplated hereby under Section 6.2(B) (in the case of a breach of representation or warranty by WWB or WWB Bank) or Section 6.3(B) (in the case of a breach of representation or warranty by Heritage or Heritage Bank).

(F) BREACH OF COVENANT. By Heritage or WWB (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Effective Date.

(G) SUPERIOR PROPOSAL. By WWB, in the event that the Board of Directors of WWB determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal (as defined in Section 5.18) it would not be consistent with its fiduciary duties to WWB and to WWB’s shareholders under applicable law to continue with the transactions contemplated under this Agreement; PROVIDED, HOWEVER, that the Board of Directors of WWB may terminate this Agreement pursuant to this Section 7.1(G) solely in order to concurrently enter into a letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to a Superior Proposal; provided further, however, that this Agreement may be terminated pursuant to this Section 7.1(G) only after the fifth day following Heritage’s receipt of written notice advising Heritage that the Board of Directors of WWB is prepared to accept a Superior Proposal, and only if, during such five-day period, if Heritage so elects, WWB and its advisors shall have negotiated in good faith with Heritage to make such adjustments in the terms and conditions of this Agreement as would enable Heritage to proceed with the transactions contemplated herein on such adjusted terms.

(H) HERITAGE CONDITION PRECEDENT. By Heritage as a result of a Material Adverse Change in WWB or WSB as set forth in Section 6.2(F).

(I) WWB CONDITION PRECEDENT. By WWB as a result of a Material Adverse Change in Heritage or Heritage Bank as set forth in Section 6.3(E).

(J) HERITAGE AVERAGE CLOSING PRICE. By Heritage, by written notice to WWB within two (2) business days immediately following the date of determination of the Heritage Average Closing Price, in the event that the Heritage Average Closing Price is less than $19.00. If Heritage declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchanges of shares or similar transaction between the Execution Date and the Effective Date, the prices of the Heritage Common Stock shall be appropriately adjusted for the purposes of applying this Section 7.1(J).

7.2 EFFECT OF TERMINATION.

(A) In the event of termination of this Agreement by either Heritage or WWB as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except (1) Sections 5.6(B), 5.18, 7.1(D), 7.2 and 8.5 through 8.7 shall survive any termination of this Agreement, and (2) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(B) If either party terminates this Agreement pursuant to Section 7.1(E) or Section 7.1(F) by reason of the other party’s breach of this Agreement or if WWB or WSB terminates this Agreement pursuant to Section 7.1(G), the non-breaching party shall be entitled to a payment equal to $500,000 (the “Termination Fee Amount”) from the breaching party.

(C) In the event that an Acquisition Proposal with respect to WWB shall have been made known to WWB and shall have been publicly announced or otherwise become public, or shall have been made to the shareholders of WWB, and thereafter (1) this Agreement is terminated by either Heritage or WWB pursuant to Section 7.1(B) hereof and prior to such termination the shareholders of WWB shall not have previously approved the Merger, and (2) WWB consummates any Acquisition Agreement providing for any transaction described in Section 5.18 on or before June 30, 2007 then upon the first occurrence of an event contemplated by clause (2) of this Section 7.2(C) WWB shall pay Heritage $500,000 (less any Termination Fee Amount previously paid).

(D) WWB and Heritage agree that the agreements contained in Sections 7.2(B) and 7.2(C) above are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

ARTICLE VIII. OTHER MATTERS

8.1 SURVIVAL. Only those agreements and covenants in this Agreement that by their express terms apply in whole or in part after the Effective Date shall survive the Effective Date. All other representations, warranties, and covenants shall be deemed only to be conditions of the Mergers and shall not survive the Effective Date. If the Mergers are abandoned and this Agreement is terminated, the provisions of ARTICLE VII. shall apply and the agreements of the Parties in Sections 8.6 and 8.7 shall survive such abandonment and termination.

8.2 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any date before or after approval of the matters presented in connection with the Corporate Merger by the shareholders of WWB; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by WWB’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to WWB shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.3 EXTENSION; WAIVER. At any time prior to the Effective Date, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (C) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

8.5 GOVERNING LAW. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Washington, except as federal law may be applicable.

8.6 EXPENSES. Each Party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, except printing expenses which shall be shared equally between WWB and Heritage.

8.7 CONFIDENTIALITY. Except as otherwise provided in Section 5.6(B), each of the Parties and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

8.8 NOTICES. All notices, requests and other communications hereunder to a “Party” shall be in writing and shall be deemed to have been duly given when delivered by hand, telegram, certified or registered mail, overnight courier, telecopy or telex (confirmed in writing) to such Party at its address set forth below or such other address as such Party may specify by notice to the Parties.

If to Heritage or Heritage Bank to:	HERITAGE FINANCIAL CORPORATION
201 5th Avenue SW
Olympia, WA 98501
Attn: Donald V. Rhodes, Chairman/CEO

With a copy to:	Jeffrey C. Gerrish
Gerrish McCreary Smith, PC
700 Colonial Road, Suite 200
Memphis, TN 38117

If to WWB or WSB, to:	WESTERN WASHINGTON BANCORP
32303 Pacific Highway South
Federal Way, WA 98003
Attn: L. Anthony Tebeau, President/CEO

With a copy to:	Glen P. Garrison
Keller Rohrback L.L.P.
1201 Third Avenue, Suite 3200
Seattle, WA 98101-3052

8.9 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

(A) This Agreement (including the Exhibits and Schedules hereto) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(B) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and, other than the provisions of Section 5.17, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.10 HEADINGS. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

HERITAGE FINANCIAL CORPORATION

By:	/S/ DONALD V. RHODES
Donald V. Rhodes Chairman and Chief Executive Officer

HERITAGE BANK

By:	/S/ BRIAN L. VANCE
Brian L. Vance President and Chief Executive Officer

WESTERN WASHINGTON BANCORP

By:	/S/ L. ANTHONY TEBEAU
L. Anthony Tebeau President and Chief Executive Officer

WASHINGTON STATE BANK

By:	/S/ L. ANTHONY TEBEAU
L. Anthony Tebeau President and Chief Executive Officer